Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for Third Quarter 2009
— Company Posts Non-GAAP EPS of $0.471, Excluding $0.03 of
Transaction-Related Expenses, and GAAP EPS of $0.44 —
— Record STD Sales and Tepnel Acquisition Help Company Establish
New Quarterly Highs for Product Sales and Total Revenues —
— Operating Activities Generate $31.9 Million of Cash in Quarter —
SAN DIEGO, CA, October 29, 2009 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the third quarter of 2009, with record product sales and total revenues driving non-GAAP earnings per share (EPS) of $0.47.
“Gen-Probe posted very good financial results in the third quarter of 2009, driven by strong growth in our base STD testing business and revenue from our recent Tepnel acquisition,” said Carl Hull, the Company’s president and chief executive officer. “We also advanced several strategic priorities by acquiring the infectious disease company Prodesse, spinning off our industrial testing business, and initiating two pivotal clinical studies in oncology and women’s health.”
Comparisons to the third quarter of 2008 were negatively affected by a one-time, $10.0 million milestone payment in the prior year period, as described below.
In the third quarter of 2009, product sales were $119.0 million, compared to $108.3 million in the prior year period, an increase of 10%. Compared to the third quarter of 2008, the stronger US dollar reduced product sales growth by an estimated $2.5 million, or 2%2. Total revenues for the third quarter of 2009 were $122.7 million, compared to $121.2 million in the prior year period, an increase of 1%.
Net income was $23.8 million ($0.47 per share) on a non-GAAP basis in the third quarter of 2009, compared to $29.1 million ($0.52 per share) in the prior year period, a decrease of 18% (10% per share). Including $1.6 million of after-tax expenses ($0.03 per share) related to the Company’s acquisitions of Tepnel and Prodesse and the industrial spin-off, net income in the third quarter of 2009 was $22.2 million ($0.44 per share) on a GAAP basis.

[1]	In this press release, all per share amounts are calculated on a fully diluted basis. Non-GAAP EPS for the third quarter of 2009 excludes $1.6 million of after-tax expenses ($0.03 per share) related to the Company’s acquisitions of Tepnel and Prodesse, and the spin-off of industrial testing assets to Roka BioScience. Some totals may not foot due to rounding.

[2]	In this press release, all estimates of “constant currency” growth exclude foreign currency fluctuations associated with acquired Tepnel revenues, since Tepnel was not part of Gen-Probe in the prior year period.

For the first nine months of 2009, product sales were $348.3 million, compared to $323.5 million in the prior year period, an increase of 8%. Compared to the first nine months of 2008, the stronger US dollar reduced product sales growth by an estimated $11.1 million, or 3%. Total revenues for the first nine months of 2009 were $359.4 million, compared to $363.6 million in the prior year period, a decrease of 1%.
Net income was $74.0 million ($1.43 per share) on a non-GAAP basis in the first nine months of 2009, compared to $85.8 million ($1.55 per share) in the prior year period, a decrease of 14% (8% per share). Including $6.3 million of after-tax expenses ($0.12 per share) related to the Company’s acquisitions of Tepnel and Prodesse and the industrial spin-off, net income in the first nine months of 2009 was $67.8 million ($1.31 per share) on a GAAP basis.
As previously disclosed, Gen-Probe’s total revenues, net income and EPS in the first nine months of 2008 benefited from a number of non-recurring items. The two most significant benefits were:
•	$16.4 million of royalty and license revenue ($0.20 of EPS), which was recorded in the first quarter of 2008 based on the settlement of patent infringement litigation against Bayer (now Siemens Healthcare Diagnostics).

•	$10.0 million of collaborative research revenue ($0.12 of EPS), which was recorded from the Company’s commercial partner, Novartis Diagnostics, in the third quarter of 2008 based on the full approval by the US Food and Drug Administration (FDA) of the PROCLEIX® ULTRIO® assay on the TIGRIS® system.
By comparison, the Company’s product sales, total revenues, net income and EPS in the first nine months of 2009 benefited from $8.2 million of one-time revenue ($0.10 of EPS) recorded in the first quarter associated with the previously announced renegotiation of the Company’s collaboration agreement with Novartis Diagnostics.
Detailed Results
Gen-Probe’s clinical diagnostics sales of $69.6 million in the third quarter of 2009 benefited from revenue associated with Tepnel’s transplant diagnostics and genetic testing products, and continued strong growth of the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis and Neisseria gonorrhoeae. Clinical diagnostics sales were negatively affected by the stronger US dollar, which reduced growth by an estimated $0.8 million, or more than 1%, compared to the prior year period.
In blood screening, product sales of $45.4 million in the third quarter of 2009 were negatively affected by $7.9 million of lower product shipments to Novartis. This reduction, which was expected, resulted primarily from: lower US shipments of the PROCLEIX HIV-1/HCV assay as customers began to adopt the PROCLEIX ULTRIO assay; lower US shipments of the PROCLEIX ULTRIO assay due to the post-marketing study in the prior year period; and lower West Nile virus assay shipments due to previously discussed ordering patterns. Blood screening sales growth also was negatively affected by the stronger US dollar, which reduced growth by an estimated $1.7 million, or 3%. “As we forecast three months ago, blood screening sales in the third quarter continued to be affected by negative ordering patterns that outweighed a 1% increase in underlying donations tested,” Mr. Hull said.

Sales of research products and services in the third quarter of 2009 were $3.9 million. These sales, resulting from the Tepnel acquisition, were not included in Gen-Probe’s prior year results.
Third quarter product sales were, in millions:

			Change
	Three Months Ended Sept. 30,		As	Constant
	2009	2008	Reported	Currency

Clinical Diagnostics	$69.6	$55.5	25%	27%
Blood Screening	$45.4	$52.7	-14%	-11%
Research Products and Services	$3.9	N/A	N/A	N/A

Total Product Sales	$119.0	$108.3	10%	12%
Product sales in the first nine months of 2009 were, in millions:

			Change
	Nine Months Ended Sept. 30,		As	Constant
	2009	2008	Reported	Currency

Clinical Diagnostics	$196.6	$165.2	19%	21%
Blood Screening	$144.1	$158.2	-9%	-4%
Research Products and Services	$7.6	N/A	N/A	N/A

Total Product Sales	$348.3	$323.5	8%	11%
Collaborative research revenues in the third quarter of 2009 were $2.0 million, compared to $11.3 million in the prior year period. As discussed above, this significant decrease resulted primarily from a $10.0 million milestone the Company earned from Novartis in the prior year period based on the full FDA approval of the PROCLEIX ULTRIO assay on the TIGRIS system. For the first nine months of 2009, collaborative research revenues were $5.9 million, compared to $18.5 million in the prior year period.
Royalty and license revenues for the third quarter of 2009 were $1.8 million, compared to $1.6 million in the prior year period, an increase of 13%. For the first nine months of 2009, royalty and license revenues were $5.3 million, compared to $21.6 million in the prior year period. As discussed above, this significant decrease resulted primarily from $16.4 million of revenue that was recorded in the first quarter of 2008 associated with the settlement of Gen-Probe’s patent infringement litigation against Bayer.
Gross margin on product sales in the third quarter of 2009 was 69.5% on a non-GAAP basis that excludes $0.1 million of acquisition-related depreciation expense, compared to 71.7% in the prior year period. This decrease resulted primarily from the stronger US dollar, the addition of Tepnel’s generally lower-margin revenues, and lower sales of blood screening products. For the first nine months of 2009, gross margin on product sales was 69.1% on a non-GAAP basis that excludes $0.2 million of acquisition-related depreciation expense, compared to 70.4% in the prior year period. On a GAAP basis, gross margin on product sales was 69.4% in the third quarter of 2009, and 69.0% for the first nine months of the year.

Acquisition-related intangible amortization expenses were $1.1 million in the third quarter of 2009 and $2.3 million in the first nine months of the year, compared to $0 in the comparable prior year periods.
Research and development (R&D) expenses in the third quarter of 2009 were $27.5 million, compared to $24.5 million in the prior year period, an increase of 12% that resulted primarily from expenses associated with clinical trials of the Company’s HPV, PCA3 and trichomonas assays, and from the addition of Tepnel’s R&D activities. For the first nine months of 2009, R&D expenses were $78.5 million, compared to $76.9 million in the prior year period, an increase of 2%.
Marketing and sales expenses in the third quarter of 2009 were $13.5 million, compared to $10.7 million in the prior year period, an increase of 26% that resulted primarily from the addition of Tepnel’s cost structure, and European sales force expansion and market development efforts. For the first nine months of 2009, marketing and sales expenses were $38.5 million, compared to $34.1 million in the prior year period, an increase of 13%.
General and administrative (G&A) expenses in the third quarter of 2009 were $14.2 million on a non-GAAP basis that excludes $1.1 million of transaction-related expense, compared to $12.9 million in the prior year period. This increase of 10% resulted primarily from the addition of Tepnel’s cost structure. For the first nine months of 2009, G&A expenses were $41.0 million on a non-GAAP basis that excludes $5.9 million of transaction-related expense, compared to $38.5 million in the prior year period, an increase of 6%. On a GAAP basis, G&A expenses were $15.2 million in the third quarter of 2009, up 18% compared to the prior year period, and $46.9 million for the first nine months of the year, up 22% compared to the prior year period.
Total other income in the third quarter of 2009 was $4.3 million, compared to $2.2 million in the prior year period, an increase of 95% that resulted primarily from a $1.6 million impairment charge in the prior year period associated with the Company’s equity investment in Qualigen, Inc. For the first nine months of 2009, total other income was $17.4 million, compared to $11.6 million in the prior year period, an increase of 50% that resulted primarily from investment gains realized from selling portions of the Company’s municipal bond portfolio.
In the third quarter of 2009, Gen-Probe generated net cash of $31.9 million from its operating activities, substantially higher than GAAP net income of $22.2 million. The Company spent $7.6 million on property, plant and equipment in the quarter.
In the third quarter of 2009, the Company repurchased approximately 1.8 million shares of its stock for $69.3 million, completing the share repurchase program announced in August of 2008. Throughout the program, the Company repurchased approximately 6.0 million shares of its common stock for $249.8 million.
Gen-Probe continues to have a strong balance sheet. As of September 30, 2009, the Company had $517.9 million of cash, cash equivalents and short-term investments, and $240.8 million of short-term debt. The Company currently pays interest on substantially all of this debt at a rate 0.6 percent above the one-month London Interbank Offered Rate (LIBOR), which was recently below 0.3 percent. In October, Gen-Probe paid approximately $60.0 million to complete its acquisition of Prodesse.

Updated 2009 Financial Guidance
In the table below, Gen-Probe’s non-GAAP guidance excludes certain expenses related to the Tepnel and Prodesse acquisitions, and the spin-off of the Company’s industrial testing business.

Previous
	Current Guidance	Guidance	Current Guidance	Previous Guidance
	(non-GAAP)	(non-GAAP)	(GAAP)	(GAAP)

Total revenues	$493 to $500 million	$490 to $503 million	$493 to $500 million	$490 to $503 million
Product gross margins	~ 69%	68% to 69%	~ 69%	68% to 69%
Acquisition-related intangibles amortization	N/A	N/A	$3-4 million	$3-4 million
R&D expenses	~ 22%	~ 22%	~ 22%	~ 22%
Marketing and sales expenses	~ 11%	10% to 11%	~ 11%	10% to 11%
G&A expenses	~ 11%	10% to 11%	~ 13%	11% to 12%
Tax rate	~ 34%	~ 34%	~ 34%	~ 34%
Diluted shares	~ 51.5 million	~ 52 million	~ 51.5 million	~ 52 million
EPS	$1.90 to $1.93	$1.85 to $1.95	$1.77 to $1.79	$1.73 to $1.85
Recent Events
•	Prodesse Acquisition. On October 22, the Company announced that it had completed its acquisition of Prodesse, Inc., a leader in molecular testing for influenza and other infectious diseases, for approximately $60.0 million in cash. Gen-Probe’s purchase price could increase to up to $85.0 million if Prodesse achieves certain financial and regulatory milestones in 2010 and 2011.

•	EUA for ProFlu-ST™. Earlier today, Gen-Probe announced that the FDA had granted an EUA (emergency use authorization) for Prodesse’s test, ProFlu-ST™, to be used in CLIA high complexity laboratories for the diagnosis of 2009 H1N1 influenza virus infection, aided by an algorithm that relies on seasonal influenza A/H1 virus and seasonal influenza A/H3 virus results, from a single sample in individuals who are diagnosed with influenza A by currently available FDA-cleared or authorized devices.

•	Industrial Spin-Off. On September 14, Gen-Probe announced that it was spinning off its industrial testing assets into a new, independent company focused on developing rapid, highly accurate molecular assays for biopharmaceutical production, water and food safety testing, and other applications. Gen-Probe owns 19.9% of the new company, Roka Bioscience, Inc.

•	Prostate Cancer Clinical Trial. On August 27, the Company announced that it had begun a clinical trial intended to secure US regulatory approval of its PROGENSA® PCA3 assay, a new molecular test that may help determine the need for a repeat prostate biopsy.

•	Trichomonas Clinical Trial. On August 17, Gen-Probe announced that it had begun a clinical trial intended to secure US regulatory approval of its APTIMA® assay for Trichomonas vaginalis on the fully automated TIGRIS® system. Trichomonas is a common, sexually transmitted parasite.

•	Qiagen Arbitration. In April, Gen-Probe announced that the Company and Roche had prevailed in the arbitration with Digene (now Qiagen) concerning the Company’s supply and purchase agreement with Roche for HPV products. In August, the arbitrators issued their final award, which granted Gen-Probe’s motion to recover attorneys’ fees and costs in the amount of $3.0 million from Digene. Gen-Probe has filed a petition to confirm the arbitration award in the US District Court for the Southern District of New York, and Digene has filed a petition to vacate or modify the award. A hearing on the petitions is set for December.

•	Patent Litigation. On October 21, Gen-Probe disclosed that it had filed a complaint for patent infringement against Becton, Dickinson and Company in the US District Court for the Southern District of California. The complaint alleges that Becton Dickinson’s Viper™ XTR™ testing system and associated consumables infringe eight of the Company’s US patents. The complaint seeks monetary damages and injunctive relief.

•	R&D Re-Organization. In October, the Company re-organized its R&D organization into several cross-functional project teams to increase alignment with corporate strategy, better integrate research activities into product development, accommodate new areas of therapeutic focus, and ultimately increase development efficiency and speed to market.
Webcast Conference Call
A live webcast of Gen-Probe’s third quarter 2009 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 866-360-7718 for domestic callers and 203-369-0170 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective NATs used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,200 people. For more information, go to www.gen-probe.com.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the third quarter of 2009 and its updated 2009 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, gross margin, G&A expenses, income tax rate, and EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Trademarks
APTIMA, APTIMA COMBO 2 and TIGRIS are trademarks of Gen-Probe. PROCLEIX and ULTRIO are trademarks of Novartis. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2009 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestones, growth opportunities, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2009 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel and Prodesse, successfully, (iii) the possibility that the market for the sale of our new products, such as our PROGENSA PCA3 and APTIMA HPV assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that products, including the investigational PROGENSA PCA3 and APTIMA HPV and trichomonas assays in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $18 and $0 at September 30, 2009 and December 31, 2008, respectively	$156,739	$60,122
Marketable securities	361,203	371,276
Trade accounts receivable, net of allowance for doubtful accounts of $740 and $700 at September 30, 2009 and December 31, 2008, respectively	44,629	33,397
Accounts receivable — other	3,185	2,900
Inventories	58,432	54,406
Deferred income tax	8,827	7,269
Prepaid income tax	8,809	2,306
Prepaid expenses	17,956	15,094
Other current assets	4,443	6,135

Total current assets	664,223	552,905

Marketable securities, net of current portion	6,677	73,780
Property, plant and equipment, net	153,594	141,922
Capitalized software, net	12,496	13,409
Goodwill	91,114	18,621
Deferred income tax, net of current portion	12,193	12,286
Purchased intangibles, net	56,097	298
Licenses, manufacturing access fees and other assets, net	63,255	56,310

Total assets	$1,059,649	$869,531

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,035	$16,050
Accrued salaries and employee benefits	27,815	25,093
Other accrued expenses	11,194	4,027
Income tax payable	853	—
Short-term borrowings	240,841	—
Deferred income tax	1,355	—
Deferred revenue	2,238	1,278

Total current liabilities	302,331	46,448

Non-current income tax payable	5,401	4,773
Deferred income tax, net of current portion	14,387	55
Deferred revenue, net of current portion	2,249	2,333
Other long-term liabilities	3,357	2,162

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 48,925,449 and 52,920,971 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	5	5
Additional paid-in capital	231,838	382,544
Accumulated other comprehensive income	4,167	3,055
Retained earnings	495,914	428,156

Total stockholders’ equity	731,924	813,760

Total liabilities and stockholders’ equity	$1,059,649	$869,531

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Product sales	$118,951	$108,253	$348,289	$323,461
Collaborative research revenue	2,000	11,343	5,862	18,453
Royalty and license revenue	1,753	1,581	5,281	21,640

Total revenues	122,704	121,177	359,432	363,554

Operating expenses:
Cost of product sales (excluding acquisition-related intangibles amortization)	36,345	30,681	107,939	95,827
Acquisition-related intangibles amortization	1,136	—	2,250	—
Research and development	27,475	24,507	78,542	76,941
Marketing and sales	13,477	10,709	38,547	34,070
General and administrative	15,234	12,908	46,903	38,516

Total operating expenses	93,667	78,805	274,181	245,354

Income from operations	29,037	42,372	85,251	118,200

Investment and interest income	4,676	4,167	19,680	12,274
Interest expense	(588)	(1)	(1,465)	(3)
Other income/(expense)	210	(1,929)	(827)	(647)

Total other income, net	4,298	2,237	17,388	11,624

Income before income tax	33,335	44,609	102,639	129,824

Income tax expense	11,139	15,531	34,881	44,010

Net income	$22,196	$29,078	$67,758	$85,814

Net income per share:
Basic	$0.45	$0.53	$1.33	$1.58

Diluted	$0.44	$0.52	$1.31	$1.55

Weighted average shares outstanding:
Basic	49,614	54,363	51,133	54,174

Diluted	50,136	55,552	51,767	55,357

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2009
	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$118,951	$—	$118,951
Collaborative research revenue	2,000	—	2,000
Royalty and license revenue	1,753	—	1,753

Total revenues	122,704	—	122,704

Operating expenses:
Cost of product sales (excluding acquisition-related intangibles amortization)	36,252	93	36,345
Acquisition-related intangibles amortization	—	1,136	1,136
Research and development	27,475	—	27,475
Marketing and sales	13,477	—	13,477
General and administrative	14,155	1,079	15,234

Total operating expenses	91,359	2,308	93,667

Income from operations	31,345	(2,308)	29,037

Investment and interest income	4,676	—	4,676
Interest expense	(588)	—	(588)
Other income/(expense)	210	—	210

Total other income, net	4,298	—	4,298

Income before income tax	35,643	(2,308)	33,335

Income tax expense	11,864	(725)	11,139

Net income	$23,779	$(1,583)	$22,196

Net income per share:
Basic	$0.48	$(0.03)	$0.45

Diluted	$0.47	$(0.03)	$0.44

Weighted average shares outstanding:
Basic	49,614	—	49,614

Diluted	50,136	—	50,136

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30, 2009
	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$348,289	$—	$348,289
Collaborative research revenue	5,862	—	5,862
Royalty and license revenue	5,281	—	5,281

Total revenues	359,432	—	359,432

Operating expenses:
Cost of product sales (excluding acquisition-related intangibles amortization)	107,756	183	107,939
Acquisition-related intangibles amortization	—	2,250	2,250
Research and development	78,542	—	78,542
Marketing and sales	38,547	—	38,547
General and administrative	41,018	5,885	46,903

Total operating expenses	265,863	8,318	274,181

Income from operations	93,569	(8,318)	85,251

Investment and interest income	19,680	—	19,680
Interest expense	(1,465)	—	(1,465)
Other income/(expense)	(827)	—	(827)

Total other income, net	17,388	—	17,388

Income before income tax	110,957	(8,318)	102,639

Income tax expense	36,934	(2,053)	34,881

Net income	$74,023	$(6,265)	$67,758

Net income per share:
Basic	$1.45	$(0.12)	$1.33

Diluted	$1.43	$(0.12)	$1.31

Weighted average shares outstanding:
Basic	51,133	—	51,133

Diluted	51,767	—	51,767

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008

Operating activities:
Net income	$67,758	$85,814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,468	26,217
Amortization of premiums on investments, net of accretion of discounts	4,050	5,118
Stock-based compensation	17,743	15,012
Stock-based compensation income tax benefits	1,937	3,025
Excess tax benefit from stock-based compensation	(1,186)	(2,510)
Deferred revenue	(249)	(3,399)
Deferred income tax	(1,318)	(961)
Gain on sale of investment in MPI	—	(1,600)
Impairment of intangible assets	—	5,086
Loss on disposal of property and equipment	82	38
Changes in assets and liabilities:
Trade and other accounts receivable	(4,379)	11,403
Inventories	2,325	(4,270)
Prepaid expenses	(1,675)	7,060
Other current assets	2,156	(2,255)
Goodwill	856	—
Other long-term assets	(3,608)	(510)
Accounts payable	(2,985)	7,381
Accrued salaries and employee benefits	1	4,922
Other accrued expenses	1,672	96
Income tax payable	(6,655)	2,926
Other long-term liabilities	733	426

Net cash provided by operating activities	106,726	159,019

Investing activities:
Proceeds from sales and maturities of marketable securities	410,700	94,103
Purchases of marketable securities	(338,976)	(225,290)
Purchases of property, plant and equipment	(22,284)	(30,530)
Capitalization of software development costs	(576)	—
Purchases of intangible assets, including licenses and manufacturing access fees	(918)	(1,868)
Net cash paid for business combinations	(123,713)	—
Cash paid for investment in DiagnoCure and related license fees	(5,500)	—
Proceeds from sale of investment in MPI	—	4,100
Cash paid for Roche manufacturing access fees	—	(10,000)
Other assets	(175)	10

Net cash used in investing activities	(81,442)	(169,475)

Financing activities:
Excess tax benefit from stock-based compensation	1,186	2,510
Repurchase and retirement of restricted stock for payment of taxes	(923)	(1,309)
Repurchase and retirement of common stock	(174,847)	(9,992)
Proceeds from issuance of common stock	5,961	17,848
Short-term borrowings, net	238,450	—

Net cash provided by financing activities	69,827	9,057

Effect of exchange rate changes on cash and cash equivalents	1,506	(198)

Net increase (decrease) in cash and cash equivalents	96,617	(1,597)
Cash and cash equivalents at the beginning of period	60,122	75,963

Cash and cash equivalents at the end of period	$156,739	$74,366